Exhibit 5.1

February 23, 2007
Mittal Steel Company N.V.
Hofplein 20
3032 AC Rotterdam
The Netherlands
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com

Re:	Mittal Steel Company N.V.
Registration Statement on Form F-3
Ladies and Gentlemen:
     We have acted as special counsel to Mittal Steel Company N.V., a company organized under the laws of The Netherlands (“Mittal Steel”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”), including the prospectus/consent solicitation statement constituting a part thereof, dated February 23, 2007 (the “Prospectus/ Consent Solicitation Statement”), filed by Mittal Steel with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of a guarantee by Mittal Steel (the “Guarantee”) of the 6.500% Senior Notes due 2014 (the “Notes”) issued by Mittal Steel USA Inc., a wholly owned subsidiary of Mittal Steel (“Mittal Steel USA”). The Guarantee is to be issued pursuant to that certain Second Supplemental Indenture (the “Supplemental Indenture”) by and among Mittal Steel USA, Mittal Steel and The Bank of New York, as trustee (the “Trustee”), which supplements that certain Indenture, dated as of April 14, 2004 (the “Indenture”), as supplemented by a First Supplemental Indenture, dated as of August 23, 2004, by and among Mittal Steel USA (formerly known as International Steel Group Inc.), certain subsidiaries of Mittal Steel USA and the Trustee, in exchange for the consent of the holders of a majority in aggregate principal amount of the Notes to certain amendments to the Indenture.
     In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of Mittal Steel as we have deemed necessary or appropriate. We have also assumed without verification that Mittal Steel has been duly incorporated and is validly existing under the laws of The Netherlands, that the Guarantee and the Supplemental Indenture have been duly authorized, executed and delivered by Mittal Steel, that the choice of law provisions contained in the Guarantee and the Supplemental Indenture are valid and enforceable against Mittal Steel under the laws of The Netherlands and that the Supplemental Indenture has been duly authorized, executed and delivered by the Trustee.
     We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents,
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Mayer, Brown, Rowe & Maw LLP
Mittal Steel Company N.V.
February 23, 2007

records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.
     Based upon the foregoing, we are of the opinion that upon the due execution, issuance and delivery of the Guarantee, the Guarantee, when issued in exchange for the consideration set forth in the Prospectus/Consent Solicitation Statement, will be a binding obligation of Mittal Steel, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity), and entitled to the benefits of the Supplemental Indenture.
     We know that we are referred to under the heading “Legal Matters” in the Prospectus/Consent Solicitation Statement included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP